UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 31, 2008
Ameristar Casinos, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-22494 (Commission File Number)	880304799 (I.R.S. Employer Identification No.)

3773 Howard Hughes Parkway, Suite 490S Las Vegas, Nevada (Address of principal executive offices)		89169 (Zip Code)
Registrant’s telephone number, including area code: (702) 567-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)	Resignation of Thomas L. Malone as Vice President of Finance, Controller and Chief Accounting Officer.
      On December 31, 2008, Thomas L. Malone resigned as Vice President of Finance, Controller and Chief Accounting Officer of Ameristar Casinos, Inc. (the “Company”) to pursue other opportunities.
(c)	Appointment of Heather A. Rollo as Chief Accounting Officer.
     On December 31, 2008, the Company agreed to employ Heather A. Rollo as the Company’s Chief Accounting Officer commencing January 12, 2009. Ms. Rollo, age 35, served as Executive Vice President, Chief Financial Officer and Treasurer of Progressive Gaming International Corporation (“PGIC”), a worldwide supplier of integrated casino and jackpot management systems, from June 2006 to December  2008. She was Vice President of Finance and Chief Accounting Officer of PGIC from February 2005 to June 2006. From February 2004 to February 2005, Ms. Rollo was a Senior Audit Manager with Ernst & Young LLP, an international public accounting firm, where she assisted in establishing the firm’s Las Vegas office. From May 2003 to February 2004, she served as Director of Accounting of the Company. From 1998 to May 2003, Ms. Rollo served in various audit and consulting roles with Deloitte & Touche LLP and Arthur Andersen LLP, international public accounting firms, where she worked with several large casino operators and suppliers. Ms. Rollo is a certified public accountant and holds a Bachelor of Science degree in Business Administration and a Master of Accountancy degree from Southern Utah University.
(e)	Compensatory Arrangements.
      Employment Agreement — Heather A. Rollo. In connection with her appointment as Chief Accounting Officer, the Company and Ms. Rollo entered into an Employment Agreement dated as of December 31, 2008 (the “Rollo Agreement”). Pursuant to the Rollo Agreement, Ms. Rollo shall serve as the Company’s Chief Accounting Officer for a term of one year, commencing January 12, 2009, with such term automatically extended for successive one-year terms unless either party terminates the Rollo Agreement not less than 60 days prior to the end of the then-current term.
      In consideration for her service as Chief Accounting Officer, Ms. Rollo will receive an annual base salary of $285,000. Ms. Rollo will also be eligible to receive a discretionary bonus for each fiscal year at a target level of 65% of Ms. Rollo’s weighted average base salary for the year in question, with the actual bonus ranging from zero to 130% of such salary. Ms. Rollo’s bonus for fiscal 2009, if any, will be prorated based on the number of days during the year that she is employed by the Company. Ms. Rollo is also eligible to receive annual equity awards in accordance with the Company’s equity compensation program in effect from time to time and to participate in the Company’s Deferred Compensation Plan. In addition, Ms. Rollo is entitled to participate in all employee benefit plans and programs made available to similarly situated senior management personnel.
      The Company’s management will recommend to the Compensation Committee of the Company’s Board of Directors that Ms. Rollo be awarded non-qualified stock options to purchase 13,000 shares of the Company’s common stock and 13,000 restricted stocks unit under the Company’s Amended and Restated 1999 Stock Incentive Plan. These options and restricted stock units will be made subject to the Company’s standard terms and conditions for senior executives and be evidenced by separate award agreements.
     In the event Ms. Rollo’s employment is terminated by the Company without Cause (as defined in the Rollo Agreement) or by Ms. Rollo for Good Reason (as defined in the Rollo Agreement), Ms. Rollo shall be entitled to (i) an amount equal to one-half her annual base salary in effect at such time, (ii) all amounts earned but unpaid pursuant to the Rollo Agreement, including in respect of base salary and any bonus earned in respect of the prior year and (iii) such rights to other benefits as may be provided for in applicable written plan documents and agreements, including, without limitation, documents and agreements defining equity award rights and applicable employee benefit plans and programs.
     If Ms. Rollo’s employment is terminated by the Company for Cause, by Ms. Rollo without Good Reason or as a result of Ms. Rollo’s death or Disability (as defined in the Rollo Agreement), Ms. Rollo, her beneficiary or estate, as applicable, shall be entitled to all amounts earned but unpaid pursuant to the Rollo Agreement, including in respect of base salary and any bonus earned in respect of the prior year.
     Any payments summarized above to be made upon termination of Ms. Rollo’s employment are subject to Ms. Rollo (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of the Rollo Agreement, which generally provide that she will not engage in certain activities in competition with the Company, and will not solicit or hire Company employees or attempt to divert existing business from the Company, for a period of six months following termination of employment. Any such payments, however, are not subject to any obligation of Ms. Rollo to seek other employment, and there shall not be any offset against amounts due to Ms. Rollo of any remuneration Ms. Rollo may receive for subsequent employment.
     Any severance and other similar payments that may be made upon termination of Ms. Rollo’s employment may be delayed to ensure compliance with Section 409A of the Internal Revenue Code.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Ameristar Casinos, Inc.
By:	/s/ Peter C. Walsh
	Name:	Peter C. Walsh
	Title:	Senior Vice President and General Counsel

Dated: January 7, 2009

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